Exhibit 99.1

Pitney Bowes Announces Second Quarter 2009 Results

STAMFORD, Conn--(BUSINESS WIRE)--July 30, 2009--Pitney Bowes Inc. (NYSE:PBI) today reported second quarter 2009 financial results.

Revenue for the quarter was $1.38 billion compared with $1.59 billion in the prior year, a decline of 13 percent. A stronger dollar reduced revenue by 5 percent year-over-year. Adjusted earnings per diluted share from continuing operations was $0.55, compared with $0.69 in the prior year, which included $0.03 per diluted share from a 2008 legal settlement. Adjusted earnings per diluted share this quarter was equal to the first quarter of 2009.

Adjusted earnings per diluted share include the negative impacts of $0.04 per diluted share associated with currency and $0.01 per share from incremental pension costs when compared with the prior year. Earnings were further reduced by the impacts of lower revenue as a result of the weak global economic conditions.

On a Generally Accepted Accounting Principles (GAAP) basis, earnings per diluted share was $0.57 compared with $0.61 for the prior year. GAAP earnings per diluted share includes less than $0.01 in a non-cash tax charge associated with out-of-the money stock options that expired during the quarter and a $0.02 gain associated with discontinued operations.

Free cash flow was $204 million for the quarter while on a GAAP basis the company generated $207 million in cash from operations. Free cash flow benefited from strong accounts receivable management and lower levels of finance assets and capital investments. During the quarter the company paid $74 million of dividends. Year-to-date, the company has generated $444 million in free cash flow and on a GAAP basis $483 million in cash from operations, which was partially used to reduce debt by $179 million.

The company’s results for the quarter are further summarized below:

Second Quarter*
Adjusted EPS	$0.55
Tax Adjustments	($0.00)
GAAP EPS from Continuing Operations	$0.54
Discontinued Operations	$0.02
GAAP EPS	$0.57

*The sum of the earnings per share does not equal the totals above due to rounding.

“Despite a challenging economic environment, we remain a healthy and profitable company that continues to generate significant cash flow and continues to invest for the future,” noted Pitney Bowes Chairman, President and CEO Murray D. Martin, “Economic headwinds and unfavorable currency translation drove declines in revenue and EBIT year-over-year. However, as a result of significant cost containment measures, compared with the first quarter we improved EBIT margins in 6 of our 7 business reporting segments despite flat revenue. We have reduced costs across the entire business and have made a shift towards a more variable cost structure. We are committed to identifying and implementing meaningful structural and process improvements across the organization, that will reduce costs and enable continued investment to enhance customer and shareholder value.

“Looking ahead to the second half of 2009, we have seen a further slowing of business activity in key international markets, sales cycles for capital equipment purchases remain long, and we have not yet seen improvements in key mail-intensive industries like financial services. As a result, we are reducing our earnings outlook for the year. However, based on strong cash flow year-to-date, we are reaffirming our annual free cash flow guidance.”

Business Segment Results

To provide further insight on the trends of the business, the company is also furnishing revenue and EBIT results on a sequential basis, which is a comparison to first quarter results.

Mailstream Solutions revenue declined 10 percent on a constant currency basis to $936 million. On a reported basis, revenue declined 15 percent and earnings before interest and taxes (EBIT) declined 19 percent to $238 million when compared with the prior year. When compared with the first quarter 2009, reported revenue increased by one percent and EBIT increased by 3 percent.

Within Mailstream Solutions:

U.S. Mailing revenue declined 8 percent to $505 million and EBIT declined 12 percent to $195 million when compared with the prior year. Revenue declined by one percent and EBIT increased by one percent when compared with the first quarter.

Similar to the first quarter, the segment benefited from the anticipated higher number of customers with leases becoming available for renewal and upgrade. Although equipment sales declined 7 percent compared with the prior year, there was an improvement in equipment sales on a sequential basis. The company continued its focus on customer retention by providing customers with a variety of options to upgrade or retain their existing equipment. Many customers elected to extend the lease on their existing equipment. These transactions benefit future period’s profitability but have a less positive impact on revenue and profits during the quarter than lease upgrades for new equipment. The quarter’s revenue and EBIT reflect lower levels of business activity and the related lower financing revenue, meter rentals, and supplies sales versus the prior year.

International Mailing revenue declined 14 percent on a constant currency basis to $218 million. On a reported basis, revenue declined 28 percent with 14 points of decline due to an adverse currency impact when compared with the prior year. EBIT declined 47 percent to $27 million. Adjusting for the legal settlement received during the second quarter last year, EBIT would have declined 38 percent. Reported revenue declined by 8 percent and EBIT declined 13 percent when compared with the first quarter.

Economic conditions internationally appear to be lagging the U.S. This has resulted in ongoing deferred capital purchases for mailing equipment and delays by customers in adding new services. This was particularly noticeable in Canada, Asia and certain key markets in Europe. In addition to a lower level of revenue during the quarter, EBIT was adversely affected by changes in currency rates that increased some product costs.

Worldwide Production Mail revenue declined 7 percent on a constant currency basis to $130 million. On a reported basis, revenue declined 13 percent with 6 points of the decline due to an adverse currency impact compared with the prior year. EBIT declined 32 percent to $10 million. Reported revenue increased 19 percent and EBIT doubled when compared with the first quarter.

Customers worldwide continued to defer making large capital investments and as a result are keeping existing equipment longer than usual. This trend again resulted in increased service revenue. There was also sequential improvement in the placement of new high-speed inserting equipment.

Software revenue declined 12 percent on a constant currency basis to $83 million. On a reported basis, revenue declined 19 percent and EBIT declined 17 percent to $5 million, when compared with the prior year. Reported revenue increased 10 percent and EBIT doubled when compared with the first quarter.

Worldwide consolidation in the financial services industry and slowness in the retail sector continued to adversely impact the sales and renewal of software licenses. Uncertainty surrounding the economy has resulted in many large multi-national organizations changing their approval policies for capital expenditures, which has lengthened the sales cycle. Ongoing business integration drove EBIT margin improvements versus the prior year and prior quarter. This helped offset the pressure on margin due to lower revenue and a mix of lower margin software sales.

Mailstream Services revenue declined 6 percent on a constant currency basis to $442 million. On a reported basis, revenue declined 8 percent and EBIT increased 9 percent to $41 million when compared with the prior year. Reported revenue declined one percent while EBIT increased 20 percent when compared with the first quarter.

Within Mailstream Services:

Management Services revenue declined 8 percent on a constant currency basis to $264 million. On a reported basis, revenue declined 12 percent and EBIT declined 11 percent to $16 million, when compared with the prior year. Reported revenue declined by one percent and EBIT increased 18 percent when compared with the first quarter.

In the U.S., EBIT as a percentage of revenue remained at 10 percent, comparable to the prior quarter, despite lower business activity and a decline in transaction volumes. The company continues to flex its costs with changing customer demand by taking actions to reduce the fixed cost structure of the business. Outside the U.S., the company’s significant exposure to the weak financial services industry in the UK, and overall reduced print volumes throughout most of Europe, again pressured the segment’s EBIT as a percentage of revenue.

Mail Services revenue increased 4 percent on a constant currency basis to $139 million. On a reported basis, revenue increased 3 percent and EBIT increased 36 percent to $22 million, when compared with the prior year. Reported revenue declined 2 percent and EBIT increased 17 percent when compared with the first quarter.

Expansion of the customer base and continued growth in mail volume processed drove an increase in revenue for the quarter. The company is achieving improved EBIT margin contributions from the integration of mail services sites acquired last year and the ongoing productivity initiatives taken by the business.

Marketing Services revenue declined 17 percent to $40 million and EBIT declined 11 percent to $3 million, when compared with the prior year. Revenue declined 3 percent while EBIT increased 56 percent when compared with the first quarter.

Revenue was negatively affected by reduced business in the areas of marketing campaign management and loyalty programs. Ongoing cost reduction initiatives resulted in EBIT margin improvement.

Revised 2009 Guidance

The company is adjusting the guidance it provided on May 5, 2009. The company has not seen indications that economic and business conditions in mail-intensive industries will improve this year and has also seen further declines in some key geographies. Sales cycles for most capital purchase decisions by customers remain long. The changing guidance reflects these factors, including the impact of the sustained economic downturn on high-margin financing, rental, and supplies revenue streams. While the company has been successful in reducing its cost structure across its entire business and is shifting to a more variable cost structure, these actions have not been enough to offset the impact of lower revenue.

Given the persistent decline in business activity and the lack of tangible signs of sustained near-term improvement in the economy, the company now expects 2009 revenue to decline in the range of 4 percent to 7 percent on a constant currency basis. On a reported basis, the company expects revenue to decline in the range of 7 percent to 10 percent, which includes an estimated negative 3 percent impact from currency when compared with 2008. The company expects adjusted earnings per diluted share from continuing operations for the year will be in the range of $2.15 to $2.35. This range includes the expected negative impact of $0.23 to $0.28 per diluted share from currency and incremental pension expense. Adjusted earnings per diluted share from continuing operations excludes an annual estimated 6 cents per diluted share non-cash tax charge associated with out-of-the-money stock options that was recorded in the first half of 2009. On a GAAP basis, the company expects earnings per diluted share from continuing operations for the year will be in the range of $2.09 to $2.29.

The company is reaffirming its free cash flow guidance in the range of $700 million to $800 million for the year, based on its strong cash flow performance year-to-date.

The 2009 earnings guidance is summarized in the table below:

Full Year 2009
Adjusted EPS	$2.15 to $2.35
Tax Adjustments	($0.06)
GAAP EPS from Continuing Operations	$2.09 to $2.29

Mr. Martin concluded, “While the economic environment continues to be highly uncertain, we remain focused on the things that we can control. Let me reiterate our commitment to identify and implement structural and process improvements across the organization, as we remain focused on strengthening our long-term ability to generate value for customers and shareholders, while ensuring that the company is in the best possible position to capitalize on an eventual economic recovery.”

Management of Pitney Bowes will discuss the company’s results in a broadcast over the Internet today at 5:00 p.m. EST. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the company’s web site at www.pb.com/investorrelations.

Pitney Bowes is a $6.3 billion global technology leader whose products, services and solutions deliver value within the mailstream and beyond. For more information about the company, its products, services and solutions, visit www.pitneybowes.com.

The company's financial results are reported in accordance with generally accepted accounting principles (GAAP). However, earnings per share, income from continuing operations, and free cash flow results are adjusted to exclude the impact of special items such as transformation initiatives, restructuring charges, tax adjustments, accounting adjustments and write downs of assets. Although these charges represent actual expenses to the company, these charges might mask the periodic income and financial and operating trends associated with our business. The use of free cash flow has limitations. GAAP cash flow has the advantage of including all cash available to the company after actual expenditures for all purposes. Free cash flow permits a shareholder insight into the amount of cash that management could have available for other discretionary uses. It adjusts for long-term commitments such as capital expenditures, as well as special items like cash used for restructuring charges, unusual tax payments and contributions to its pension funds. These items use cash that is not otherwise available to the company and are important expenditures. Management compensates for these limitations by using a combination of GAAP cash flow and free cash flow in doing its planning.

EBIT excludes interest payments and taxes, both cash expenses to the company, and as a result, has the effect of showing a greater amount of earnings than net income. The company uses EBIT for purposes of measuring the performance of its management team. The interest rates and tax rates applicable to the company generally are outside the control of management, and it can be useful to judge performance independent of those variables. Financial results on a constant currency basis exclude the impact of changes in foreign currency exchange rates since the prior period under comparison and are calculated using the average of the rates in effect during that period. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the company's web site www.pb.com/investorrelations in the Investor Relations section.

This document contains “forward-looking statements” about our expected future business and financial performance. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. For us forward-looking statements include, but are not limited to, statements about possible transformation initiatives; restructuring charges and our future revenue and earnings guidance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertain economic environment, including adverse impacts on customer demand; changes in foreign currency exchange rates; and changes in postal regulations, as more fully outlined in the company's 2008 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three and six months ended June 30, 2009 and 2008, and consolidated balance sheets at June 30, 2009 and March 31, 2009 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Equipment sales	$257,196	$311,650	$489,021	$614,363
Supplies	81,973	101,286	170,002	208,886
Software	87,380	109,120	167,106	214,525
Rentals	156,151	185,855	324,281	370,808
Financing	174,508	197,263	357,306	396,202
Support services	179,246	194,955	353,593	386,480
Business services	442,008	487,957	896,737	970,779

Total revenue	1,378,462	1,588,086	2,758,046	3,162,043

Costs and expenses:
Cost of equipment sales	139,770	166,282	262,855	327,395
Cost of supplies	21,369	26,419	44,710	54,291
Cost of software	21,570	26,453	41,067	54,190
Cost of rentals	38,013	39,671	73,864	77,975
Financing interest expense	25,438	27,552	49,890	57,928
Cost of support services	101,223	115,931	199,549	229,926
Cost of business services	352,306	383,009	712,213	762,300
Selling, general and administrative	424,265	497,689	867,793	994,184
Research and development	46,622	53,168	93,571	103,168
Restructuring charges and asset impairments	-	18,815	-	35,908
Other interest expense	29,553	30,137	57,304	61,528
Interest income	(933)	(3,562)	(2,485)	(6,552)

Total costs and expenses	1,199,196	1,381,564	2,400,331	2,752,241

Income from continuing operations before income taxes	179,266	206,522	357,715	409,802

Provision for income taxes	62,535	70,386	134,684	145,933

Income from continuing operations	116,731	136,136	223,031	263,869

Gain (loss) from discontinued operations, net of income tax	5,102	(2,831)	7,725	(6,663)

Net income before attribution of noncontrolling interests	121,833	133,305	230,756	257,206

Less: Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,571	4,796	9,092	9,594

Pitney Bowes Inc. net income	$117,262	$128,509	$221,664	$247,612

Amounts attributable to Pitney Bowes Inc. common
stockholders:
Income from continuing operations	$112,160	$131,340	$213,939	$254,275
Gain (loss) from discontinued operations	5,102	(2,831)	7,725	(6,663)

Pitney Bowes Inc. net income	$117,262	$128,509	$221,664	$247,612

Basic earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.54	$0.63	$1.04	$1.21
Discontinued operations	0.02	(0.01)	0.04	(0.03)

Net income	$0.57	$0.62	$1.07	$1.18

Diluted earnings per share of common stock attributable to
Pitney Bowes Inc. common stockholders (1):
Continuing operations	$0.54	$0.63	$1.03	$1.20
Discontinued operations	0.02	(0.01)	0.04	(0.03)

Net income	$0.57	$0.61	$1.07	$1.17

Average common and potential common
shares outstanding	207,138,489	209,543,013	207,001,754	211,481,391

(1) The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands, except per share data)

Assets		06/30/09	03/31/09
Current assets:
Cash and cash equivalents		$445,262	$423,217
Short-term investments		23,399	19,717
Accounts receivable, less allowances:
06/09 $46,647	03/09 $42,336	796,119	795,272
Finance receivables, less allowances:
06/09 $42,814	03/09 $43,592	1,365,188	1,384,657
Inventories		171,267	170,228
Current income taxes		59,199	53,018
Other current assets and prepayments		102,911	79,458

	Total current assets	2,963,345	2,925,567

Property, plant and equipment, net		546,805	555,963
Rental property and equipment, net		365,852	385,680
Long-term finance receivables, less allowances:
06/09 $25,091	03/09 $24,877	1,382,681	1,371,318
Investment in leveraged leases		212,235	195,340
Goodwill		2,276,151	2,209,599
Intangible assets, net		341,612	353,603
Non-current income taxes		58,044	62,283
Other assets		389,188	425,769

Total assets		$8,535,913	$8,485,122

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable and accrued liabilities		$1,722,404	$1,684,080
Current income taxes		70,776	138,895
Notes payable and current portion of long-term obligations		292,869	384,382
Advance billings		491,073	482,215

	Total current liabilities	2,577,122	2,689,572

Deferred taxes on income		320,842	270,630
FIN 48 uncertainties and other income tax liabilities		296,711	305,077
Long-term debt		4,209,129	4,227,697
Other non-current liabilities		788,244	820,310

	Total liabilities	8,192,048	8,313,286

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)		374,165	374,165

Stockholders' deficit:
Cumulative preferred stock, $50 par value, 4% convertible		7	7
Cumulative preference stock, no par value, $2.12 convertible		969	972
Common stock, $1 par value		323,338	323,338
Additional paid-in capital		249,312	255,535
Retained earnings		4,351,845	4,308,909
Accumulated other comprehensive loss		(533,571)	(644,905)
Treasury stock, at cost		(4,422,200)	(4,446,185)

	Total Pitney Bowes Inc. stockholders' deficit	(30,300)	(202,329)

Total liabilities and stockholders' deficit		$8,535,913	$8,485,122

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2009
(Unaudited)

(Dollars in thousands)
		Three Months Ended June 30,
				%
		2009	2008	Change
	Revenue

	U.S. Mailing	$505,159	$550,849	(8%)
	International Mailing	217,900	302,085	(28%)
	Production Mail	130,137	149,400	(13%)
	Software	82,823	102,250	(19%)
	Mailstream Solutions	936,019	1,104,584	(15%)

	Management Services	263,763	300,454	(12%)
	Mail Services	138,598	134,764	3%
	Marketing Services	40,082	48,284	(17%)
	Mailstream Services	442,443	483,502	(8%)

	Total revenue	$1,378,462	$1,588,086	(13%)

	EBIT (1)

	U.S. Mailing	$195,044	$220,526	(12%)
	International Mailing	27,069	51,462	(47%)
	Production Mail	10,413	15,350	(32%)
	Software	5,219	6,317	(17%)
	Mailstream Solutions	237,745	293,655	(19%)

	Management Services	16,140	18,230	(11%)
	Mail Services	21,723	15,980	36%
	Marketing Services	3,147	3,527	(11%)
	Mailstream Services	41,010	37,737	9%

	Total EBIT	$278,755	$331,392	(16%)

	Unallocated amounts:
	Interest, net	(54,058)	(54,127)
	Corporate expense	(45,431)	(51,928)
	Restructuring charges and asset impairments	-	(18,815)

	Income from continuing operations before income taxes	$179,266	$206,522

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
June 30, 2009
(Unaudited)

(Dollars in thousands)		Six Months Ended June 30,
				%
		2009	2008	Change
	Revenue

	U.S. Mailing	$1,013,682	$1,103,434	(8%)
	International Mailing	455,212	610,418	(25%)
	Production Mail	239,566	284,804	(16%)
	Software	158,198	201,913	(22%)
	Mailstream Solutions	1,866,658	2,200,569	(15%)

	Management Services	530,265	603,089	(12%)
	Mail Services	279,849	260,186	8%
	Marketing Services	81,274	98,199	(17%)
	Mailstream Services	891,388	961,474	(7%)

	Total revenue	$2,758,046	$3,162,043	(13%)

	EBIT (1)

	U.S. Mailing	$387,878	$444,481	(13%)
	International Mailing	58,008	101,397	(43%)
	Production Mail	15,480	23,933	(35%)
	Software	7,823	12,795	(39%)
	Mailstream Solutions	469,189	582,606	(19%)

	Management Services	29,777	36,867	(19%)
	Mail Services	40,298	34,369	17%
	Marketing Services	5,163	5,279	(2%)
	Mailstream Services	75,238	76,515	(2%)

	Total EBIT	$544,427	$659,121	(17%)

	Unallocated amounts:
	Interest, net	(104,709)	(112,904)
	Corporate expense	(82,003)	(100,507)
	Restructuring charges and asset impairments	-	(35,908)

	Income from continuing operations before income taxes	$357,715	$409,802

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges and asset impairments.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

GAAP income from continuing operations
after income taxes, as reported	$112,160	$131,340	$213,939	$254,275
Restructuring charges and asset impairments	-	12,393	-	22,745
Tax adjustment	869	-	11,988	6,480
MapInfo purchase accounting	-	-	-	322
Income from continuing operations
after income taxes, as adjusted	$113,029	$143,733	$225,927	$283,822

GAAP diluted earnings per share from
continuing operations, as reported	$0.54	$0.63	$1.03	$1.20
Restructuring charges and asset impairments	-	0.06	-	0.11
Tax adjustment	0.00	-	0.06	0.03
MapInfo purchase accounting	-	-	-	0.00
Diluted earnings per share from continuing
operations, as adjusted	$0.55	$0.69	$1.09	$1.34

GAAP net cash provided by operating activities,
as reported	$206,916	$217,314	$483,387	$470,449
Capital expenditures	(42,414)	(58,413)	(90,190)	(115,346)
Restructuring payments and discontinued operations	16,409	24,816	49,110	37,509
Reserve account deposits	23,207	25,685	1,532	18,452

Free cash flow, as adjusted	$204,118	$209,402	$443,839	$411,064

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

CONTACT:
Pitney Bowes Inc.
Editorial –
Sheryl Y. Battles, 203-351-6808
VP, Corp. Communications
or
Financial –
Charles F. McBride, 203/351-6349
VP, Investor Relations
or
Website – www.pitneybowes.com